UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d)
 of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2011

COPANO ENERGY, L.L.C.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	001-32329 (Commission File Number)	51-0411678 (I.R.S. Employer Identification No.)

2727 Allen Parkway, Suite 1200
Houston, Texas (Address of Principal Executive Offices)	77019 (Zip Code)

Registrant’s Telephone Number, including Area Code: (713) 621-9547

Not Applicable
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 10, 2011, Copano Energy, L.L.C. (“we”), as Borrower, entered into a Second Amended and Restated Credit Agreement (the “Amended Credit Agreement”) with Bank of America, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, as Co-Syndication Agents, and a group of financial institutions, as lenders. The Amended Credit Agreement provides for a $700 million senior secured revolving credit facility (with a $100 million sublimit for letters of credit and a $75 million sublimit for swing line loans) and reflects a number of other modifications to our senior secured revolving credit facility, including, among others, the following:

•	The maturity date has been extended from April 15, 2012 to June 10, 2016.

•
Interest is determined, at our election, by reference to (a) the British Bankers Association LIBOR rate, or LIBOR, plus an applicable rate between 2.0% and 3.25% per annum or (b) the highest of (1) the federal funds rate plus 0.50%, (2) the prime rate and (3) LIBOR plus 1.0%, plus, in each case, an applicable rate between 1.0% and 2.25% per annum. The applicable rates vary depending on the ratio of our total debt to EBITDA (as defined in the Amended Credit Agreement).

•
The quarterly commitment fee on the unused amount of the revolving credit facility is determined by reference to an applicable rate between 0.375% and 0.5% per annum. The applicable rate varies depending on our ratio of our total debt to EBITDA (as defined in the Amended Credit Agreement).

•
The maximum ratio of our total debt to EBITDA permitted under the agreement is 5.25 to 1.0.  Subject to conditions and limitations described in the Amended Credit Agreement, up to 15% of our EBITDA for purposes of calculating this ratio may consist of projected EBITDA attributable to material capital projects (generally, capital projects expected to exceed $20 million) then under construction, including our net share of projected EBITDA attributable to capital projects pursued by joint ventures in which we own interests (“Material Project EBITDA”).

•
The maximum ratio of our total senior secured debt to EBITDA permitted under the agreement is 4.0 to 1.0.  Up to 15% of our EBITDA for purposes of calculating this ratio may consist of Material Project EBITDA.

We and our wholly owned subsidiaries, all of which are guarantors, have pledged substantially all of our assets (except for interests in joint venture entities to the extent prohibited under such entities’ organizational agreements) to secure our obligations under the Amended Credit Agreement. Less-than-wholly owned subsidiaries did not pledge their assets or guarantee our obligations under the Amended Credit Agreement.

The Amended Credit Agreement contains various financial and other covenants in addition to those described above, including, among others, a minimum interest coverage ratio of 2.5 to 1.0 and restrictions on our ability to grant liens, make investments, incur debt, sell assets, pay dividends or distributions and engage in transactions with affiliates.   The agreement also includes customary events of default, including:

•	failure to pay any principal when due, or within specified grace periods, any interest, fees or other amounts;

•	failure to perform or otherwise comply with the covenants in the credit agreement or other loan documents, subject to grace periods in some cases;

•
default on the payment of any other indebtedness in excess of $35 million, or in the performance of any obligation or condition with respect to such indebtedness, beyond the applicable grace period if the effect of the default is to permit or cause the acceleration of the indebtedness;

•	bankruptcy or insolvency events involving us or our subsidiaries;

•	the entry of, and failure to pay, one or more adverse judgments in excess of $35 million upon which enforcement proceedings are brought or are not stayed pending appeal; and

•	a change of control (as defined in the revolving credit facility).

If an event of default exists, our lenders could terminate their commitments to lend to us and accelerate the maturity of our outstanding obligations under the revolving credit facility.

Bank of America, N.A. and certain of the other lenders under the Amended Credit Agreement, or their respective affiliates or predecessors, have performed investment banking, advisory, general financial and commercial services for us, for which they received customary fees and reimbursement of expenses, and they may continue to do so in the future.  In addition, we have and will continue to enter into derivative instruments with certain of the lenders in connection with our risk management activities.

The foregoing description of our Amended Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended Credit Agreement, which is filed as Exhibit 10.1 to this Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 to this Current Report on Form 8-K is hereby incorporated by referenced into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1
Second Amended and Restated Credit Agreement dated as of June 10, 2011, among Copano Energy, L.L.C., as the Borrower, the lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, as Co-Syndication Agents and BNP Paribas and Royal Bank of Canada, as Co-Documentation Agents.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

COPANO ENERGY, L.L.C.
Date: June 14, 2011	By:	/s/ Douglas L. Lawing
	Name:	Douglas L. Lawing
	Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit
Number	Exhibit Description
10.1
Second Amended and Restated Credit Agreement dated as of June 10, 2011, among Copano Energy, L.L.C., as the Borrower, the lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, as Co-Syndication Agents and BNP Paribas and Royal Bank of Canada, as Co-Documentation Agents.